Exhibit 10.1
COOPER-STANDARD HOLDINGS INC.
PERFORMANCE UNIT AWARD AGREEMENT
THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), which relates to a grant of performance-vesting Restricted Stock Units (“PUs”) made on [Grant Date] (the “Date of Grant”), is between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth on the signature page hereof (the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the Amended and Restated Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan); and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the PUs provided for herein to the Participant pursuant to the Plan, and the terms set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.    Grant. The Company hereby grants to the Participant [Number of Awards Granted] PUs (such amount, the “Target PUs”) on the terms and conditions set forth in this Agreement. The Participant’s rights with respect to the PUs will remain forfeitable at all times prior to the date such PUs vest as described in Section 4. The actual number of PUs, if any, earned by the Participant will be determined by multiplying the Target PUs by the applicable performance multipliers set forth in this Agreement (as determined based on Performance Goal and relative TSR achievement as set forth below).
2.    Performance Period and Goals. The vesting of the PUs is subject to the achievement of the performance goals (the “Performance Goals”) indicated in Section 2(b) during the Performance Period (as defined below) and the further application of the modification calculations set forth in Section 4.
(a)    Performance Period. The performance period (the “Performance Period”) for this Award is the one-year period commencing on January 1, 2024, and ending on December 31, 2024.
(b)     Performance Goals. The Performance Goal is Free Cash Flow (“FCF”), as outlined in Exhibit A for the Performance Period. The Performance Goal will be met at “target” level performance for the Performance Period if the Company’s FCF is at least $1 million and up to $29.9 million. No portion of the PUs will be earned if FCF for the Performance Period is below $1 million. The Performance Goal will be met at “maximum” if FCF is greater than or equal to $30 million.

In the event of a material acquisition or divestiture during the Performance Period, as determined by the Committee in its sole discretion, the threshold, target and maximum Performance Goals will be adjusted based on the pro-forma impact of the transaction over the remainder of the Performance Period. A material acquisition or divestiture is a transaction that impacts the payout at the time of the transaction by more than 10% of the target as determined by the Committee.
3.    Restrictions on Transfer. In accordance with the Plan, the Participant shall have the right to designate a beneficiary to receive the PUs that will vest upon, or be settled following, the Participant's death, all in the manner and to the extent set forth in this Agreement.  The designation may be changed at any time.  If no Designation of Beneficiary is made, then any PUs that will vest at the time of death of the Participant, and any previously vested PUs that have not yet been settled as of the date of death of the Participant, shall be paid to the Participant’s legal representative pursuant to his or her will or the laws of descent and distribution.  The Participant cannot otherwise sell, transfer, or dispose of or pledge or hypothecate or assign the unvested PUs or the Shares underlying the vested PUs prior to the date on which such vested PUs are settled pursuant to Section 4 (collectively, the “Transfer Restrictions”).
4.    Vesting; Determination of Actual Achieved PUs; Termination of Employment.
(a)     Determination of Actual Achieved PUs. As soon as practical after the end of the Performance Period (and in all events during the calendar year immediately following the end of the Performance Period), the Committee will determine to what extent the Performance Goal has been achieved.
The Committee may exercise its discretion to adjust the potential number of PUs earned during the Performance Period either upwards or downwards. The total number of PUs, after adjustment (if any), so determined by the Committee shall be considered “Potential Achieved PUs” as of the date of such Committee determination (the “Determination Date”).
The Potential Achieved PUs that will vest based on the achievement of the Performance Goals will be further modified based on the Company’s Total Shareholder Return (“TSR”) , calculated in accordance with Exhibit A, relative to the Comparator Group (as specified in Exhibit A) during the Performance Period as follows:

Company Relative TSR as a Percentile of Median TSR of Comparator Group	Modification of Potential Achieved PUs Vesting (As Determined Pursuant to Section 2)
25th Percentile or less	0.75x
26th Percentile to 74th Percentile	1.00x
75th Percentile or greater	1.25x
*Relative TSR modifier will not increase the potential number of PUs Vesting over 250% of the Target PUs.

The Committee may exercise its discretion to adjust the potential number of PUs that are vesting either upwards or downwards. The total number of PUs, after adjustment (if any), so determined by the Committee shall be considered “Actual Achieved PUs” as of the date of such Committee determination.
(b)     Vesting. Except as set forth in subsection (c) or (d) below, the Actual Achieved PUs (as determined pursuant to Section 4(a)) will vest only if the Participant continues in Employment with the Company or its Affiliates through March 1, 2027 (the “Vesting Date”).

(c)     Termination of Employment. If the Participant’s Employment with the Company or its Affiliates terminates for any reason prior to the Vesting Date, the PUs shall be canceled by the Company without consideration; provided that:
(i)     upon termination of the Participant’s Employment due to the Participant’s death or Disability prior to the end of the Performance Period, the Target PUs shall be considered Actual Achieved PUs and shall vest in full on the date of such death or Disability;
(iii)     upon termination of the Participant’s Employment due to the Participant’s death or Disability after the end of the Performance Period, the Actual Achieved PUs shall vest in full on the date of such death or Disability (or if later, as of the Determination Date);
(iv)     if the Participant’s Employment terminates for Retirement, the Actual Achieved PUs (determined following the end of the Performance Period) shall be subject to continued vesting as if the Participant had not experienced an Employment termination but shall be pro-rated based on the portion of the Performance Period during which the Participant was employed; and
(vi)     in the case of any of the foregoing, any remaining unvested PUs shall be canceled by the Company without consideration.
(d)     Change of Control. Notwithstanding the foregoing, in the event of a Change of Control:
(i) If the purchaser, successor or surviving entity (or parent thereof) in the Change of Control (the “Survivor”) agrees to assume the PUs or replace the PUs with the same type of award with similar terms and conditions, then the following terms and conditions shall apply:
(A)     If the Change of Control occurs prior to the end of the Performance Period, the Performance Goals shall be deemed to have been satisfied at the target level, regardless of actual performance prior to or after the Change of Control, such that only the Target PUs remain available for vesting under this Award. If the Change of Control occurs after the end of the Performance Period, then the Actual Achieved PUs will remain available for vesting under this Award.
(B)     Each PU determined under clause (A) above that is assumed by the Survivor shall be appropriately adjusted, immediately after the Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of the Change of Control had the PUs been actual shares immediately prior to such Change of Control.
(C)     Upon termination of the Participant’s Employment following such Change of Control (1) by the Company or its Affiliates without Cause, or due to Participant’s death or Disability, or (2) if the Participant is then or was at the time of a Change of Control a Section 16 Participant, by such Section 16 Participant for Good Reason, in each case within two years after the Change of Control, any unvested portion of this Award (or the replacement award) shall immediately become vested in full (subject to any delay required pursuant to Section 19 of the Plan). Upon termination of the Participant’s Employment following a Change of Control due to Retirement, the provisions of Section 4(c) shall apply.
(ii) To the extent the Survivor does not assume the PUs or issue replacement awards as provided in clause (i), then, immediately prior to the date of the Change of Control, the Target PUs or Actual Achieved PUs, as applicable (determined in the manner set forth in clause 4(c)(i)(A) above), shall become immediately and fully vested.
5.    Settlement.
(a)     General. The Company may settle this Award in cash or Shares as determined at the sole discretion of the Committee or its designee. Except as otherwise provided in Section 5(b) or Section 5(c), as soon as practicable after the Vesting Date, for the Actual Achieved PUs that are vested as of such date the Company will settle the vested Actual Achieved PUs by (i) delivering an amount of cash equal to the Fair Market Value, determined as of the Vesting Date, as applicable, of a number of Shares equal to the number of Actual Achieved PUs that have vested, or (ii) making an appropriate book entry in the Participant’s name for a number of Shares equal to the number of Actual Achieved PUs that have vested, as determined at the sole discretion of the Committee or its designee. The Transfer Restrictions applicable to any Shares issued in respect of the PUs shall lapse upon such issuance.
(b)     Payment Upon Termination. If the Participant’s Employment with the Company terminates and such termination triggers the accelerated vesting of the PUs hereunder, then as soon as practicable after the Determination Date, as applicable in accordance with Section 5(a) above, the Company will settle such vested PUs by delivering an amount of cash equal to the Fair Market Value, determined as of the date of payment, of a number of Shares equal to the number of PUs that have vested. For purposes hereof, the PUs that vest upon a Participant’s termination of Employment shall be settled only upon the Participant’s separation from service within the meaning of Code Section 409A.
Notwithstanding any other provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of such separation from service (for reasons other than death), then settlement of such vested PUs shall occur on the date that is six months after the date of the Participant’s separation from service to the extent necessary to comply with Code Section 409A.
(c)     Payment Upon Change of Control. If payment is triggered pursuant to Section 4(d)(ii), then as soon as practicable after the Change of Control, the Company will settle the vested PUs by (i) delivering an amount of cash equal to the Fair Market Value, determined as of the date of the Change of Control, of a number of Shares equal to the number of vested PUs, or (ii) making an appropriate book entry in the Participant’s name for a number of Shares equal to the number of vested PUs, as determined at the sole discretion of the Committee or its designee. The Transfer Restrictions applicable to any Shares issued in respect of the PUs shall lapse upon such issuance.
6.    No Voting Rights; Dividend Equivalents. The Participant shall not have voting rights with respect to the Shares underlying the PUs. If any dividends or other distributions are paid with respect to the Shares underlying the PUs, the Participant shall be credited with additional performance units equal to the number of Shares that the Participant would have received had the PUs been actual Shares, so long as the applicable record date occurs on or after the Date of Grant and before such PUs are forfeited or settled; and further provided that such performance units shall be deemed PUs subject to the same risk of forfeiture and other terms of this Agreement and the Plan as apply to the PUs to which such dividends or other distributions relate.
7.    No Right to Continued Employment or Future Awards. The granting of the PUs shall impose no obligation on the Company or any of its Affiliates to continue the Employment of the Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of the Participant. In addition, the granting of the PUs shall impose no obligation on the Company or any of its Affiliates to make awards under the Plan to the Participant in the future.
8.    Taxes. The Company and its Affiliates shall have the right and are hereby authorized to withhold from amounts otherwise payable hereunder any applicable withholding taxes in respect of the PUs and to take such other action as may be necessary to satisfy all obligations for the payment of such withholding taxes.
9.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary as specified in the Company’s public filings at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party may designate in writing to the other. Any such notice shall be deemed effective upon actual receipt by the addressee.
10.    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.
11.    Performance Units Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The PUs are subject to the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated herein by reference. In the event of a conflict between any term or provision in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern.
12.    Recoupment. This Agreement, the Award and the compensation received by the Participant pursuant to this Agreement shall be subject to the terms of any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback compensation paid under this Agreement.
13.    Amendments. The Company may amend this Agreement and the Award at any time, provided that the Participant’s consent to any amendment is required to the extent the amendment materially diminishes the rights of the Participant or results in cancellation of the Award. Notwithstanding the foregoing, the Company need not obtain Participant (or other interested party) consent for (a) the adjustment or cancellation of an Award pursuant to the adjustment provisions of the Plan; (b) the modification of the Agreement or Award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (c) the modification of the Award to preserve favorable accounting or tax treatment of the Award for the Company; or (d) the modification of the Award to the extent the Committee determines that such action does not materially or adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award.
14.    Committee Interpretation. As a condition to the grant of the Award under this Agreement, the Participant agrees (with such agreement being binding upon the Participant’s legal representatives, guardians, legatees or beneficiaries) that this Agreement will be interpreted by the Committee and that any interpretation by the Committee of the terms of this Agreement or the Plan, and any determination made by the Committee under this Agreement or the Plan, will be final, binding and conclusive.
15.    Data Privacy Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other related materials (“Data”) by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and the Company's affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity-based awards and other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to a designated third-party external broker or such other stock plan service provider as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States or otherwise) may have different data privacy laws and regulations and thus the level of data protection provided may not be equivalent to the one offered in Participant’s country of residence.
Where Data are to be transferred to a Third Country, as defined in the EU General Data Protection Regulation (GDPR) no. 2016/679, or an international organization, the Company and its affiliates shall ensure that the level of data protection offered is equivalent to the one offered in the Participant’s country of residence, especially if such country is part of the European Economic Area; such level shall be in particular guaranteed, by implementing adequate safeguards in the form of contractual arrangements between the Company and such third parties recipients; in particular by executing appropriate Standard Contractual Clauses (SCCs) as adopted and published by the European Commission for that purpose. The Participant understands that if the Participant resides outside the United States, the Participant may request at any given time a list with the names and addresses of any potential third-party recipients of the Data by contacting the Participant’s local human resources representative.
The Participant authorizes the Company, the Company's selected broker and any other third-party recipients which assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Participant’s participation in the Plan. A list of such third-party recipients is available upon request. The Company undertakes to provide prior notice to the Participant of any changes to the aforementioned list of third-party recipients; such changes to third-party recipients will be accepted by the Participant unless reasonably objected to for just cause. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan in accordance with applicable data protection laws and regulations, as well as the Company’s policies on the retention and disposal of records in effect from time to time. The Participant understands that if the Participant resides outside the United States, the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost and without providing any reason for such a withdrawal, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a free and purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant equity-based awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative. The Participant is also entitled to lodge a complaint with the competent supervisory authorities should he or she not receive a reply or otherwise not be satisfied with a reply received by the Company concerning the exercise of his or her aforementioned rights.

16.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COOPER-STANDARD HOLDINGS INC.

By:

Agreed and acknowledged as of the date first above written:

Participant: Participant Name

Exhibit A
•FCF Methodology:

Free Cash Flow
	Achievement	Payout
Below Threshold	<$1M	0%
Threshold/Target	$1M - <$30M	100%
Maximum	≥ $30M	200%

•TSR Calculation Methodology: As follows:
•TSR Beginning Stock Price Calculation – average closing stock price for the 20 trading days immediately prior to the beginning of the Performance Period (for the Company and the Comparator Group companies)
•TSR Ending Stock Price Calculation – average closing stock price for the last 20 trading days of the Performance Period (for the Company and the Comparator Group companies)
•Treatment of Dividends in TSR Calculation – TSR calculation will assume reinvestment of dividends on the ex-dividend date (for the Company and the Comparator Group companies, where applicable)
•Exchange Rate - TSR and dividends (if applicable) of companies in the Comparator Group that are traded on international exchanges will be converted to USD using a published exchange rate on (1) each trading day prior to the beginning of the Performance Period to determine TSR Beginning Stock Price and (2) each trading day during the end of the Performance Period to determine TSR Ending Stock Price.
•Comparator Group: The Comparator Group comprises the following 18 companies

Adient plc	American Axle & Manufacturing Holdings, Inc.	Aptiv PLC
Autoliv, Inc.	BorgWarner Inc.	Dana Incorporated
Gentex Corporation	Gentherm	LCI Industries
Lear Corporation	Linamar Corporation	Magna International Inc.
Martinrea International Inc.	Standard Motor Products Inc.	Stoneridge, Inc.
The Goodyear Tire & Rubber Company	TI Fluid Systems plc	Visteon Corporation

•Changes in the Comparator Group During Performance Period: The Comparator Group will be fixed based on the constituents at the beginning of the Performance Period; the following adjustments will apply to ensure a balanced/fair assessment of relative performance:

•Comparator Group companies that are acquired/merged during the Performance Period will be removed when calculating the Company’s relative TSR percentile rank
•Comparator Group companies that file for bankruptcy during the Performance Period would be treated as the worst performers for purposes of determining the Company’s relative TSR percentile rank